Code of Ethics
220 N. Green Street, 6th floor
Chicago, IL  60607
312.724.9260
www.falconcm.com

Version 7.25.15

Table of Contents

Fiduciary Duties	3
Policies & Procedures	4
Insider Info	5
Reporting Violations	8
Ethical Wall	10
Access Persons	10
Other Business Activities	10
Political Contributions and Pay to Play	11
Personal Accounts and Personal Trading	12
Initial and Annual Holdings	12
Quarterly Personal Trading	12
Business Continuity Plan	13
Exhibit A – Initial Acknowledgement, COE	15
Exhibit B – Annual Acknowledgement, COE	16
Exhibit C – Request for Brokerage Statements	17
Exhibit D – Access Persons	18
Exhibit E - Outside Business Activities	19
Exhibit F - Political Contribution Policy	20
Exhibit G – Pre Trade Approval	21
Exhibit H – Initial Holdings	22
Exhibit I - Quarterly Personal Trading	23

FALCON CAPITAL MANAGEMENT, LLC Code of Ethics

The prohibition against advisers defrauding their clients is the single most important provision and in fact the whole thrust of the Investment Advisers Act of 1940.  The Supreme Court has construed this provision as imposing on advisers a fiduciary obligation to their clients.  This fiduciary duty requires advisers to manage their client’s portfolios in the best interest of clients, although not in any prescribed manner. Obligations to clients flow from this fiduciary duty, including the duty

▪	To disclose fully any conflicts the adviser has with clients,
▪	To seek best execution for client market transactions, and
▪	To have a reasonable basis for all recommendations made to clients.

I. Duties to the CLIENT: a FIDUCIARY RELATIONSHIP

The keystone to building any and all investment advisory services is a clear knowledge and sincere acceptance of each investment adviser’s fiduciary duty to her or his advisory client.  “A fiduciary is a person in a confidential relationship who owes a duty of trust, loyalty and confidence to another.  … an agent owes a fiduciary duty to his or her principal, as does a trustee to the beneficiary of a trust and a partner to her copartners.  A fiduciary may not deal at arm’s length but rather owes a duty to make full disclosure of all relevant facts when entering into a transaction with the other party to the relationship.  “   “A fiduciary duty arises out of a relationship of trust and confidence.  [It is a ] duty imposed by law; an agent owes it to his principal and an employee owes it to his employer.  The fiduciary duty is one of utmost loyalty and good faith …” [Smith and Roberson’s Business Law, 12th Edition, page 178, page 309]

This relationship requires
▪	Duties of diligence, obedience and loyalty
▪	Disclosure of conflicts of interest and the duty to inform
▪	No self-dealing
▪	Duty not to compete and duty to account for financial benefits
▪	Duty to maintain confidentiality: “An agent may not use of disclose confidential information obtained in the course of the agency for his own benefit or contrary to the interest of his principal. Confidential information is information that, if disclosed, would harm the principal’s business or that has a value because it is not generally known.” [“An agent may … reveal confidential information that the principal is committing, or is about to commit, a crime.”] [pp. 309-310]

A fiduciary must deal honestly, openly and with active full disclosure in the best interests of her or his client as that interest is identified and or defined by that client.  There can be no “arm’s length” between a fiduciary and the fiduciary’s client.  The fiduciary’s relationship to the client should be one of legitimate trust built on the fiduciary’s factual integrity and open honesty in her or his dealings in spirit and in word of law with the client.  The client’s interests must always, clearly take precedence over the fiduciary’s own interests.

Code of Ethics: Policies and Procedures

▪	The compliance officer shall obtain a written acknowledgement from each associate/employee of the firm, including all supervised persons, confirming that person’s having read a copy of the firm’s code of ethics as provided to each such person.

▪	The information regarding the Code of Ethics shall be reviewed annually by all associates and supervised persons, which they shall evidence by signing and dating a new Code of Ethics.

▪	Regarding the Privacy of Information and the Protection of Material, Non-Public Information, the signatory understands and agrees that all information about clients, past and present, and potential customers must be kept confidential, and may be supplied only to the appropriate persons who require the information in order to service the client and only as is agreed to by the client. The only situations in which client information may be shared with other parties without the client’s permission are:
o	When the information concerns illegal activities, to include money laundering, on the part of the client or prospective customer
o	When the law requires that the information be provided to a specified recipient

▪	Any and all recommendations made to any client must be based on independent, thorough, careful research and objective information as the client makes information available to the adviser.

▪	Associates shall make recommendations and investments only as they are consistent with the client’s stated objectives and by the methods agreed to.

▪	Written contracts shall be completed accurately and signed and dated by the appropriate party/ parties only.

▪	Contractual arrangements shall be made only in an overriding fairness toward the client, never seeking to take advantage of any client(s).

▪	No promises shall be made regarding investment performance, nor any implication that past performance indicates future performance. Performance information must be objective, accurate, fair, complete, and representative.

▪	The investment adviser shall make full disclosure of, and obtain informed consent to: the services and costs of services offered by the investment adviser;

any and all conflicts of interest and full disclosure of any information that may affect the client’s choices of advisory persons, investments, or other decisions.

▪	The investment adviser shall make full disclosure of all custody situations, those allowing the advisor access to the client’s property, obtain informed consent to any custody arrangement, and herself or himself be aware of and scrupulously follow all rules and regulations regarding the custody of client property.

▪	All supervised persons / employees must comply with federal securities laws.

▪	All employees will receive written approval on all securities transactions from CCO or CIO prior to executing any trades.

See EXHIBITS A & B (Initial and Annual Acknowledgement of COE)

Code of Ethics

INSIDER INFORMATION

Insider information is any information not readily obtainable from public sources with reasonable research.  All recommended, planned or actual individual client transactions are private information for that account only and may not be used as the basis for other persons’ investment actions.  In order to enforce the prohibition against the use of Insider Information :

All access persons must provide the review officer with duplicates of all trade confirmations and account statements.  The person designated to review the securities transactions and holdings of all access persons is the CCO and the CIO.

Access persons must provide quarterly reports, no later than 30 days after the close of each calendar quarter, showing all personal securities transactions and those of near relatives.

▪	1) Transactions effected within an automatic investment plan
▪	2) Securities held in accounts over which the access person has no direct or indirect influence or control

Each access person must provide initially (at the time of becoming an access person), and subsequently at least quarterly, a complete report of her or his securities holdings, to be kept on file by the compliance officer for review.  A holdings report must include, at a minimum: the title and type of security; The exchange ticker symbol or CUSIP #, as applicable; the number of shares; the principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and the date the access person submits the report.

Initial and Annual Holdings

Access persons shall supply FCM with a record of their initial and Annual securities holdings and FCM will file this report in the Code of Ethics file.  Initial Holdings must be submitted within 10 days of hire.

Each record must contain
(i)	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which an access person has any direct or indirect beneficial ownership;
(ii)	(ii) the name of the broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and
(iii)	(iii) the date the access person submits the report.

Holding Reports: Initial Holdings statements - Employees must submit statements showing their initial holdings within 10 days of their hire.

See EXHIBIT H (Initial Holdings Report)

Holding Reports: quarterly statements
Must be submitted by each person within 10 days after the person becomes an access person and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person;

See EXHIBIT I  (Quarterly Personal Trading Form)

Transaction Reports must be submitted by all personnel quarterly, no later than 30 days after the end or each calendar quarter, to the designated compliance officer or compliance manager. The report shall contain at least the following information on each reportable security: The date of the transaction; the title and type of security; the exchange ticker symbol or CUSIP #, as applicable; the number of shares, principal amount, interest rate, maturity date; the nature of the transaction (purchase, sale, other); the price at which the transaction was effected; the name of any broker, dealer or bank with which the employee maintains an account in which any securities are held for the access person’s direct or indirect benefit; and
•	The date the [access] person submits the report.
•	For all transactions during the quarter

All Employees shall submit a for Duplicate Brokerage Statements Form to each of their custodians for each of their securities accounts. These Forms are an attempt to provide relevant custodians with authorization to send duplicates of brokerage account statements to the FCM CCO. If any further documentation or forms are necessary to obtain authorization, FCM employees will provide as necessary.

See Exhibit C (Request for Brokerage Statement)

All Employees and Access Persons must first obtain prior written approval for all transactions in investments that directly or indirectly acquire beneficial ownership in any security.

Insider Information  : terms

* “Access Person” = an employee [FCM], an independent contractor, a partner , director  or an officer not employed, who : has access to non-public information regarding clients’ purchase or sale of securities,  is involved in making securities recommendations to clients or has access to non-public information on the portfolio holdings of affiliated mutual funds.

“Associate” of the firm = [for this Code} All officers, all employees, all independent contractors and all other persons under some agreement for services to be provided on a regular / continuing basis on the firm’s premises, and any person off-site who, by their on-going relationship with the firm is deemed an access person.

“Supervised person”  [Section 202 of the Investment Advisers Act of 1940] = includes the firm’s partners, officers, directors (or other persons occupying a similar status or performing similar functions), the firm’s employees and any other persons who provide investment advice on the firm’s behalf and are subject to the firm’s supervision and control.

All securities are reportable except: 5)
1)	Transactions and holdings in direct obligations of the United States government
2)	Money market instruments (bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, other high quality, short term debt instruments)
3)	Shares of money market funds
4)	Transactions and holdings in shares of other types of mutual funds, (unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund)
5)	Transactions in units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds

Reports to be reviewed quarterly and documented as reviewed by statements on file  [with the purpose of identifying improper trades or patterns of trades and to prevent such.]

Reporting procedures for violations of the firm’s code of ethics:

All supervised persons: [includes the firm’s partners, officers, directors (or other persons occupying a similar status or performing similar functions), the firm’s employees and any other persons who provide investment advice on the firm’s behalf and are subject to the firm’s supervision and control.] /associates must agree to report promptly any violations of the firm’s Code of Ethics.  Reporting shall be accomplished by contacting corporate counsel as follows:
Andrew May
May Law
180 N. Upper Wacker Drive, #350
Chicago, IL  60606
888.255.8025
amay@maylawpc.net
May Law will determine if the reported violation should be reported to regulatory authorities.

II. Ethical duties to other parties:
To the LAW: Associates / employees must know and understand those areas of their activities within the firm that are addressed by Federal and/ or State Law and Regulation and agree to comply with those laws, rules and regulations, including:
▪	Insider Information
▪	AML – Anti-money-laundering procedures [“Know your customer”]
▪	Privacy Policy Statements
▪	Disclosure Brochures
▪	Custody, constructive forms of custody

To the Regulator(s)
▪	Documents requested by authorized regulators must be provided promptly and completely.
To one’s Profession
▪	Representations of qualifications, registrations and work to the public and colleagues shall be truthful.
To one’s Employer and Firm
•	Employees owe their employer a duty of diligence, timeliness, honesty, knowledgeableness, and pro-active communication of all concerns material to the efficient functioning of the firm. Diligence includes an honest report of past experiences and qualifications, serious effort to attain to and apply stated educational or technical capabilities and standards of conduct, and a pro-active effort to keep appropriate persons in the firm apprised of information that may be of importance to the firm or those persons in the exercise of their business duties. Diligence includes also the use of reasonable care and independent judgment in the daily conduct of one’s stated duties.

▪	Keeping stated appointments
▪	Performing assigned tasks in a timely manner
▪	Employees may not accept or solicit any gifts, benefits, compensation or consideration from any client or firm associate that reasonably could, or could be construed as able to, compromise the employee’s or associate’s objectivity, independence or loyalty to the firm or adherence to the law or any applicable Code of Ethics.
•	The firm’s property must be cared for and accounted for; removal of any property from the firm’s premises without appropriate authorization to do so may constitute theft and be grounds for dismissal. Property includes all records and business forms or manuals.
•	Employees /Associates must not do harm to their employer.
•	Employees owe their employer an efficient use of time and company equipment for company needs only.
•	Employees owe the firm and its clients either a personal familiarity with the procedures and forms required for services to be provided or else a duty to enjoin a qualified person to handle any situation that may require such familiarity.
•	Associates of the firm may be dismissed for any of the following reasons:
 * Deceit – Knowingly making a material misstatement of fact to any officer or other associate who may reasonably be believed to rely on the information provided in the course of making business decisions on behalf of this firm [information may include documents, written or verbal instructions or messages,] ;
 * Knowingly withholding material information that reasonably may be believed to be needful or useful to other firm employees/associates in the course of business;
 * Failure to maintain the confidentiality of the firm’s clients or its business practices
 * Disturbing behavior, noise, language, activities;
 * Failure to maintain an orderly work environment [ after comment / warning from an appropriate officer ]
 * Using the Internet / Emails for purposes other than company business / as directed.

To one’s Fellow employees or associates of the firm
•	To one’s fellow employees / associates each person in this firm owes the courtesy, efficiency and willingness to cooperate that may allow all persons in the firm to function at their most proficient level, to include a sense of well-being and physical, emotional and psychological security.
•	No associate shall impose upon any other person of this firm unwelcome presentations of a: [religious, political, sexual, commercial; (other:)] nature.
•	Regarding the consumption of food / Telephone etiquette:

III. NOTE: Part 2A of the ADV shall include a description of the firm’s Code of Ethics and also state that a copy of the firm’s Code of Ethics will be provided to any client or to any prospective client upon request.

▪	Rule 204-2(a)(12) requires adviser
o	To keep copies of the firm’s Code of Ethics;
o	To keep copies of written/ signed acknowledgments of receipt of the Code;
o	To keep records of any violations of the code and actions taken as a result of the violations

Ethical Wall

Falcon Capital Management, LLC conducts no trading in any securities s of the strategies it manage. Further, the firm does not anticipate trading in securities outside of the strategies it manages. As a consequence, the firm currently has no need of an ethical wall to exist nor does it foresee a need in the future.

Access Persons

“Access persons” are defined in Rule 204A-1 as supervised persons who have access to nonpublic information regarding clients’ purchase or sale of securities, are involved in making securities recommendations to clients, or who have access to recommendations that are nonpublic.

A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an access person. When Chairman Donaldson noted at the SEC open meeting that comments were varied regarding which employees should be subject to the reporting requirement, the staff explained that Rule 204A-1 tracks industry practices for determining who is an access person by requiring reports only from personnel in positions of access to information, rather than requiring firms to police who in fact had acquired information.

“Access Person” means all persons (including shareholders, directors, officers and all employees) who have access to information about the recommendation or determination of investments for client accounts prior to the dissemination of such information to the client. All members of the FCM investment team (portfolio mangers and all investment analysts) are considered Access Persons. At annual meetings of the Compliance Committee (CIO and CCO), said committee will if additional persons beyond portfolio management personnel, such as administrative or clerical personnel, would appropriately be considered access persons.

See EXHIBIT D (Access Persons List)

Other Business Activities

All FCM employees and access persons are required to promptly report all outside business activities to the FCM CCO and affirm that they have done so on an annual basis.

See EXHIBIT E (Outside Business Activities Report)

Political Contributions and Pay to Play

Employees of Falcon Capital Management, LLC may be asked from time to time to make political contributions or may desire to make such contributions. While contributing to candidates and political groups one supports is a fundamental exercise of one’s individual liberty, the increasingly complex patchwork of Municipal, County, State and Federal law and regulation governing political contributions could operate to place both the Employee and FCM at inadvertent risk.  FCM continually seeks new investor relationships with State, County and municipal pension funds. Thus, it is very important that Falcon’s ability to access current and new investors not be curtailed by political contributions made in ignorance of the relevant restrictions.

In addition, new reporting requirements are emerging at the State and local level that, if ignored, could result in a loss of potential investors to Falcon. For all of the above reasons, FCM has implemented the following policies:

1.	No FCM Employee may pay, solicit, or accept bribes or kickbacks.
2.	If a FCM Employee is solicited by a current or potential advisory client to contribute to a political campaign personally or as agent of the Company, the Company Employee must immediately contact Falcon’s Compliance Officer, for guidance and approval before doing so.
3.	Any FCM Employee desiring to make a political contribution greater than $150, whether or not solicited, and whether to a candidate, political party, PAC or other political organization, must receive written authorization from Falcon’s Compliance Officer prior to doing so. Contributions include any payment, loan, and transfer of money or other item of value.
4.	FCM Employees must contact the Chief Compliance Officer by e-mail at least three days prior to making such contribution, and provide information about the proposed contribution, such as the intended recipient of the contribution, the amount of the proposed contribution, and any other pertinent information.
5.	At its discretion, FCM may refer any political contribution request to the Company’s outside legal counsel to determine if there are any resulting legal issues for the Company. This analysis relates solely to the impact of such contribution on FCM and not the Advisory Representative. FCM may choose to convey to the Advisory Representative the conclusions of counsel and the recommendation based on such conclusions. Should an Advisory Representative desire an opinion as to whether a contribution is violating any law, the Representative should engage his/her own counsel at his or her own expense.

6.	FCM will provide periodic training and review of these policies as a part or our Code of Ethics (COE) Review. At the time of FCM’s COE review, all employees and access persons will sign acknowledgement forms stating their understanding and compliance with the FCM Code of Ethics, including pre-clearance policies and reporting of any contributions made in violation of such policies.
7.	If there is a suspected violation of Rule 206(4)-5, FCM will conduct an internal review to determine if such a violation (two-year ban) has occurred. During this review, FCM will seek to ensure that the potential covered associate does not solicit the government entity in question.
8.	If a violation is found, FCM will
•	promptly seek reimbursement of the contribution and will establish an escrow fund to hold all advisory fees received from the government entity as soon as possible.
•	consider notifying associated government entity investors of the potential violation and the existence of the escrow fund.
•	Limit the channels of communication between the government entity investor and the covered associte who made the contribution, and shall document compliance with such limits.
•	Consider if there was a breakdown in the compliance program and conduct a compliance review and mover swiftly to address any gaps in compliance see EXHIBIT F (Political Contributions Policy)

Personal Accounts and Personal Trading

Initially and on a quarterly basis thereafter, all employees of FCM and FCM Access Persons must disclose to CCO all securities accounts in which they have direct or indirect ownership, influence or control.  Any trading of securities by any such persons requires written preapproval by the CCO.

see Appendix G ( Trading Pre-Approval Form)

A record of initial holdings shall be submitted by every FCM employee within 10 days of hire.

See EXHIBIT H (Initial Holdings Report)

The firm will maintain a record of every transaction in such accounts. A transaction has to be recorded no later than ten (10) days after the end of the calendar quarter in which the transaction was effected.  The record will contain:
1.	The date of the transaction,
2.	The name and amount of the security,
3.	Whether bought, sold, transferred, etc.,

4.	The price at which the transaction was executed, and
5.	The name of the broker/dealer or bank through which it was executed

NOTE: Quarterly letter signed by employees/Access Persons; copies of all statements received/ reviewed/ initialed.
Rule 204-2(a)(12)

See EXHIBIT I  (Quarterly Personal Trading Form)

This requirement will be met by each employee/Access Person providing copies of all confirmation and quarterly statements in all accounts to the FCM CCO. [kept on file]

When a confirmation statement is received, the Compliance Officer will compare the security bought or sold by the associated person to the investment advice given to clients.  If it appears that there is a:
•	Conflict between an associated persons’ positions and those of clients,
•	Front running,
•	Trading on “material, non-public information” (see our restricted list),
•	Advance trading on research, etc.

The Compliance Officer must inquire further with the associated person as to why particular transactions were made.  The Compliance Officer will write a short report of his/her conversation with the associated person noting the date and time of the conversation, and the associated persons’ reasons and explanations for the action.  The Compliance Officer will relay the information to the Managing Member for appropriate action.

WHO:	Managing Member or Compliance Officer
WHAT:	Record security ownership by firm and associated persons
WHEN:	Within ten (10) days of the end of the calendar quarter in which an acquisition or disposition of a security position, other than direct obligations of the U.S. Government, was effected.
HOW:
On the date of association and annually thereafter, each associated person will provide information of current securities holdings and securities accounts.

Each person will provide, or cause to be provided, to the firm copies of transaction confirmations and quarterly securities account statement summaries.

Review confirmation summaries and firm position summaries for inappropriate transactions.  Relay exception items to Managing Member for action.  Maintain record of review and results.

Business Continuity Plan (BCP)

Summary

The Advisers Act imposes a fiduciary duty upon registered investment advisers to act in the best interest of their clients.  As part of that fiduciary duty, it is critical for FCM to be able to provide continuous, uninterrupted services to FCM’s clients.  Any inability to provide services for an extended period of time could have a severe economic impact on FCM and its clients.

Objectives

The primary objective of this Business Continuity Plan (the “Plan”) is, in the event of a business interruption, to: (a) minimize the impact of the interruption; (b) sustain a minimally acceptable level of service for an extended period of time; and (c) return to normal business activities as quickly as possible (the implementation of the foregoing, referred to as a “Disaster Recovery Operation”).  Should the business interruption be severe, the restoration period before FCM is able to return to normal operations could be extensive.

It is very important that each employee of FCM knows what their responsibilities if FCM should suffer a business interruption.  Therefore, all employees are required to read this Plan and be familiar with their responsibilities and assignments.  To support this Plan, FCM will maintain written and well-documented operational policies and procedures that define acceptable processes, such as alternative facilities, backup of data files, server configurations, and workstation configurations.  FCM will also maintain current inventory lists, software license information or contact lists, as supporting documentation to this Plan.

This Plan will address FCM’s response in the event of any loss of FCM’s:

•	Physical Facilities
•	Operational Capabilities
•	Key Personnel

For complete details of FCM’s BCP, please contact the firm at 312.724.9267 or info@falconcm.com.

EXHIBIT A

CODE OF ETHICS
Initial Acknowledgement and Acceptance

A copy of the Code of Ethics for FALCON CAPITAL MANAGEMENT, LLC was provided to me on _________________________ in acknowledgement of which receipt I sign my name below.  By signing my name, I also state that I took time to read it carefully and to obtain an understanding of the contents of this Code of Ethics and that I do now agree to and will abide by the provisions of the Rules and Regulations of the Investment Advisers Act of 1940, notably Rule 204 A -1 regarding Codes of Ethics requiring
•	all supervised persons to comply with applicable federal securities laws;
•	all access persons to report their personal securities holdings and transactions periodically to the adviser who must then review those reports;
•	all employees and access persons to report any outside business activities;
•	that supervised persons must promptly report any violations of this Code of Ethics to the Chief Compliance Officer or designated equivalent; and
•	that each supervised person be provided with a copy of this Code of Ethics and that each person provided with a copy sign an acknowledgement of receipt of the Code and a statement that the supervised person will abide by the Code.

I understand that if I fail to adhere to its provisions and guidelines I may be terminated from employment and may also be subject to fines or imprisonment or both.

Signature	Date

EXHIBIT B

CODE OF ETHICS
Annual Acknowledgement and Acceptance

A copy of the Code of Ethics for FALCON CAPITAL MANAGEMENT, LLC was provided to me on _________________________ in acknowledgement of which receipt I sign my name below.  By signing my name, I also state that I took time to read it carefully and to obtain an understanding of the contents of this Code of Ethics and that I do now agree to and will abide by the provisions of the Rules and Regulations of the Investment Advisers Act of 1940, notably Rule 204 A -1 regarding Codes of Ethics requiring
•	all supervised persons to comply with applicable federal securities laws;
•	all access persons to report their personal securities holdings and transactions periodically to the adviser who must then review those reports;
•	all employees and access persons to report any outside business activities;
•	that supervised persons must promptly report any violations of this Code of Ethics to the Chief Compliance Officer or designated equivalent; and
•	that each supervised person be provided with a copy of this Code of Ethics and that each person provided with a copy sign an acknowledgement of receipt of the Code and a statement that the supervised person will abide by the Code.

I understand that if I fail to adhere to its provisions and guidelines I may be terminated from employment and may also be subject to fines or imprisonment or both.

Signature	Date

EXHIBIT C

Request for Duplicate Brokerage Statements Form

I, _____________________________________________ as an employee of Falcon Capital Management, LLC, hereby request that duplicates of all my brokerage statements be sent to:

Tim Philosophos, Chief Compliance Officer
Falcon Capital Management, LLC
220 N. Green Street, 6th floor
Chicago, IL 60607

Should any additional documentation be required to accomplish this request, please notify me right away and I will supply additional information as may be needed.

Signature

________________
Date

EXHIBIT D

Access Persons List

All employees of FCM are access persons and are listed below:

Kevin E. Silverman	joined firm 4/17/15
Tim Philosophos	joined firm 2/2/15
Jason Ryder	joined firm 5/4/15

____________________________________________________
CCO

___________________________
Date

EXHIBIT E

Annual Outside Business Activities Form

I understand that it is my responsibility to inform the Chief Compliance Officer of any business activities outside of Falcon Capital Management, LLC (the firm), any equity interest in any business entity outside of the firm, or any business activity that may present a conflict with the firm or its clients. I also affirm that all such interests and activities have been disclosed to the firm as found below.

Signature

Date

EXHIBIT F

Annual Political Contributions Policy Affirmation

I hereby affirm that I have read, understand and agree to abide by the Falcon Capital Management Political Contributions Policy.  In doing so, I agree to disclose any political contribution over $150.00. I also affirm that I have in no way breached such policy over the last three months.

Signature

Date

EXHIBIT G

Trading Pre-Approval

All FCM employees and access persons are required to obtain written pre-approval, either from the CIO or the CCO before trading in any securities. This, or an email containing the same information from either the CIO or CCO is evidence of this preapproval.

Date

FCM person requesting pre-approval

Security requested to trade

Quantity requested to trade

Action Requested (Buy/Sell)

Compliance person (CCO or CIO) determining preapproval

Preapproval determination (Approved/Denied)

EXHIBIT H

Initial Holdings Report

FALCON CAPITAL MANAGEMENT
Initial Holdings Report
Of Access Persons

______________________ , 20____

In compliance with the requirements of Investment Advisers Act Rule 204-2(a) (12) and (13), initial reporting of all securities holdings (other than securities that are direct obligations of the United States Government) by or for personal accounts over which the reporting access person has direct or indirect control (including accounts of spouses or other family members residing in the same household), the undersigned access person hereby certifies that the basic information about all such holdings is listed below or is shown on the attachment(s) to this report.

As defined in the CODE OF ETHICS, all Access Persons must first obtain prior written approval for all transactions in investments that directly or indirectly acquire beneficial ownership in any security.

“Access Person” means all persons (including shareholders, directors, officers and all employees) who have access to information about the recommendation or determination of investments for client accounts prior to the dissemination of such information to the client.

This report must be signed and returned to the Compliance Office no later than the 10th day after initial hire.

Name of Security	Date	Purchase or Sale	Price	Broker

Signature of Access Person	Date

EXHIBIT I

Quarterly Personal Trading Report

FALCON CAPITAL MANAGEMENT
Quarterly Personal Trading Report
Of Access Persons

For Calendar Quarter Ended

______________________ , 20____

In compliance with the requirements of Investment Advisers Act Rule 204-2(a) (12) and (13), requiring quarterly reporting of all securities transactions (other than securities that are direct obligations of the United States Government) by or for personal accounts over which the reporting access person has direct or indirect control (including accounts of spouses or other family members residing in the same household), the undersigned access person hereby certifies that the basic information about all such personal transactions for the subject calendar quarter is listed below or is shown on the attachment(s) to this report.

As defined in the CODE OF ETHICS, all Access Persons must first obtain prior written approval for all transactions in investments that directly or indirectly acquire beneficial ownership in any security.

“Access Person” means all persons (including shareholders, directors, officers and all employees) who have access to information about the recommendation or determination of investments for client accounts prior to the dissemination of such information to the client.

This report must be signed and returned to the Compliance Office no later than the 10th day after the end of subject calendar quarter.
This report must be signed and returned to the Compliance Office no later than the 10th day after initial hire.

Name of Security	Date	Purchase or Sale	Price	Broker

Signature of Access Person	Date